                                                         Exhibit 99.1

FOR IMMEDIATE RELEASE                         CONTACT
---------------------                         -------
Hudson Valley Holding Corp.                   WENDY CROKER
21 Scarsdale Road                             VP, SHAREHOLDER RELATIONS
Yonkers, NY 10707                             (914) 771-3214


                          HUDSON VALLEY HOLDING CORP.
                       ANNOUNCES STOCK REPURCHASE PROGRAM

     Yonkers, N.Y., February 24, 2004 -- William E. Griffin, Chairman of the Board of Hudson Valley Holding Corp. announced the approval by the Board of Directors of a program, effective February 25, 2004, to repurchase up to 75,000 of its shares at a price of $37.25 per share, or a price of $43.00 per share for a transaction of at least 2,000 shares. This offer expires May 25, 2004.

     Griffin, noting the continued strong financial performance of the Company, said the Board increased the per share repurchase price by $1.00 to $37.25 and by $1.25 to $43.00 for transactions of at least 2,000 shares.

     Hudson Valley Holding Corp., headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank, Westchester's largest independently owned Bank with 18 branch locations in the Bronx, Manhattan and Westchester and loan production offices in Dutchess County and Queens. The Bank specializes in providing a full range of financial services to small businesses, professional services firms, not-for-profit organizations and individuals. The Company's stock is traded under the ticker symbol "HUVL" on the OTC Bulletin Board. Additional information on the Bank can be obtained on our web-site at www.hudsonvalleybank.com.